Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1/A, Amendment No. 2 of our report dated July 12 2011, of Dilmax Corp. relating to the financial statements as of May 31, 2011 and for the period from April 14, 2011 (Inception) to May 31, 2011, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ M&K CPAS, PLLC

Houston, Texas

August 16, 2011